                           TRADING MANAGER AGREEMENT


     This Agreement made as of the 1st day of January, 1996 by and between THE FUTURE FUND L.P. (the "Fund") and HEINOLD ASSET MANAGEMENT, INC. (the "Trading Manager").

                              W I T N E S S E T H:

     WHEREAS, the Fund is a limited partnership engaging in the speculative trading of Commodity Interests (as hereinafter defined), implementing a multi-advisor strategy under the direction of the Trading Manager;

     WHEREAS, E.D. & F. Man International, Inc. (the "Broker") has been selected as the commodity broker, and an affiliate as forward dealer, for the Fund;

     WHEREAS, prior to January 1, 1996 another entity has acted as trading manager for the Fund, which role the Trading Manager will assume as of January 1, 1996, upon the resignation of such other entity; and

     WHEREAS, the parties hereto wish to enter into this Agreement to, among other things, set forth the terms and conditions upon which the Trading Manager, which is also the Fund's general partner, will manage the Fund's trading through retaining, and allocating and reallocating, on a discretionary basis, the assets of the Fund among various trading advisors (the "Trading Advisors").

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1.  Duties and Status of the Trading Manager.

     The Trading Manager shall perform trading management services for the Fund as follows:

     (a) The Trading Manager shall act as a manager of the Fund's trading in Commodity Interests (as defined in Section 18 hereof), subject to the terms and conditions of this Agreement, and shall have the duty and responsibility to select, hire, monitor, replace and compensate the Trading Advisors, which will have limited powers of attorney to trade Commodity Interests on behalf of the Fund. The Trading Manager shall allocate and reallocate assets among the Trading Advisors, terminate Trading Advisors and engage additional or replacement Trading Advisors, as the Trading Manager may deem to be in the best interests of the Fund. The Trading Advisors shall all be unaffiliated with the Trading

Manager, but this requirement shall not prevent the Trading Manager from selecting Trading Advisors for the Fund which also trade for other accounts sponsored by the Trading Manager.

     (b) The Trading Manager will, through opening managed accounts with Trading Advisors, invest the Fund's assets from time to time with the Trading Advisors. The Trading Manager need not keep all the Fund's assets so invested at all times.

     (c) The Trading Manager shall monitor the speculative position limits applicable to the Fund so as to prevent the Fund from exceeding such limits as a result of trades ordered by the Trading Advisors.

     (d) The Trading Manager shall instruct all or certain Trading Advisors to liquidate open positions in order to provide funds for withdrawals and payment of the Fund's expenses, including without limitation the compensation specified in Section 9 hereof. The decisions as to which positions are to be liquidated, however, shall be made by each Trading Advisor so instructed.

     (e) The Trading Manager shall not itself trade any assets of the Fund directly, but shall instead retain professional Trading Advisors to do so.

     (f) The Trading Manager shall monitor the performance of each Trading Advisor selected on behalf of the Fund.

     2. Standard of Liability; Trading Manager's Limited Responsibility Regarding Trading Advisors.

     Except as otherwise provided in this Agreement, the Trading Manager shall bear no liability to the Fund or to any related party for any loss suffered by any of them relating to this Agreement and the transactions contemplated hereby, provided such loss did not arise out of any action or inaction of the Trading Manager which would subject the Trading Manger, as the Fund's general partner, to liability pursuant to the terms of the Fund's Limited Partnership Agreement.

     The Fund acknowledges and agrees that the Trading Manager's responsibility in terms of investigating Trading Advisors being considered for the Fund shall be limited by the foregoing standard of liability and to reviewing the information and material furnished to the Trading Manager by such Trading Advisors. The Trading Manager shall in no respects be responsible for the accuracy of such information or material or obligated to undertake any "due diligence" examination or review of any Trading Advisor additional to that effected pursuant to the Trading Manager's standard practice. The Fund specifically recognizes that while the Trading Manager will use reasonable efforts to select the best available Trading Advisors (having in mind the fee structure of the Fund), the Trading Manager is in no position to assume, and does not assume, any responsibility or liability for the actions or omissions of the Trading Advisors so selected or for the accuracy of the disclosures furnished by them.

     3.   Status of the Trading Manager, the Fund
          and the Trading Advisors.

     The Fund and the Trading Manager each acknowledges that the trading instructions, methods and systems of the Trading Manager and Trading Advisors are the sole and exclusive property of the Trading Manager and the Trading Advisors, respectively; the Fund further agrees that it will keep confidential and will not disseminate such instructions, methods or systems.

     4.   Custody of the Fund's Assets.

     The Fund's assets shall be maintained, subject to applicable regulatory requirements, in such form, and with such depositories, as may be agreed to by the Fund and the Trading Manager. The Trading Manager agrees and acknowledges that it is intended that the assets of the Fund shall be held to the maximum practicable extent at the Broker, one or more of its affiliates or in bank accounts established by them.

     5.   Clearing of Futures Trades.

     The Trading Manager agrees that all futures trading transactions for the Fund hereunder shall be both executed and cleared to the maximum practicable extent through the Broker.

     6.   Placement of Forward Trades.

     The Trading Manager agrees that the Fund will execute its forward trades hereunder to the maximum practicable extent through affiliates of the Broker, provided that the contract prices so obtained are generally competitive.

     The Fund acknowledges that, as is customary in the industry, "bid-ask" spreads will be included in the prices quoted to the Fund on forward contracts, in which an affiliate of the Trading Manager shall deal with the Fund on a principal-to-principal basis.

     7.   Contracts with the Trading Advisors.

     Attached hereto as Exhibit A is the standard form of Management Contract which the Trading Manager proposes to use as the basis for negotiating final agreements with the Trading Advisors. The Fund hereby specifically authorizes the Trading Manager to enter into Management Contracts in the general form of such Management Contract, with such changes as the Trading Manager may deem necessary or advisable.

     8.   Contracts with Commodity Brokers and Forward Dealers.

     In the event that a Trading Advisor wishes to maintain a futures or forward trading account for the Fund at a brokerage house or forward dealer other than the Broker or one of its affiliates, such request must receive the prior written approval of the Trading Manager.

     9.  Compensation.

     The Fund will compensate the Trading Manager for its services to the Fund. The Trading Manager in turn, and not the Fund, will compensate each Trading Advisor at the rates negotiated at arm's-length on behalf of the Fund by the Trading Manager.

     (a) Management Fee. The Trading Manager shall receive a monthly management fee equal to 0.333 of 1% of the Fund's net asset value (a 4% annual rate). For purposes of calculating the management fee, Net Asset Value shall be determined before reduction for the management fees or incentive fees, if any, accrued or payable with respect to the net assets of the Fund as of such month-end, and before giving effect to any distributions and redemptions paid or payable at such month-end.

     (b) Incentive Fee. The Trading Manager shall receive a quarterly incentive fee equal to 20% of any new trading profit recognized with respect to the assets of the Fund allocated to each Trading Advisor as of the end of each calendar quarter-end (including partial quarters). Trading Profit equals the net realized gains and losses from closed futures transactions during a calendar quarter, plus or minus the change from the beginning to the end of such calendar quarter in unrealized profit or loss on open futures positions, minus the Trading Advisor's share of the brokerage commissions paid or accrued by the Fund, minus the Trading Manager's management fee payable as of the end of such quarter. New Trading Profit equals cumulative Trading Profit in excess of the highest cumulative level of Trading Profit as of the most recent calendar quarter-end as of which there existed an all-time quarter-end high in Trading Profit (the "High Water Mark of Profit"), or if New Trading Profit had never existed as of a calendar quarter-end, from the commencement of each Trading Advisor's management of assets for the Fund. Redemption of Units or reallocations of assets from each Trading Advisor will result in a proportional reduction in any short-fall between the High Water Mark of Profit and the current level of cumulative Trading Profit as of the date of redemption. If any redemption or reallocation of the Fund's assets allocated to each Trading Advisor occurs as of any date which is not the end of a calendar quarter, a proportional incentive fee, if accrued, will be charged as if such redemption or reallocation occurred as of the end of a quarter and the incentive fee will be paid to the Trading Manager.

     In the event that redemptions are made from the Fund, the Trading Manager shall be free to allocate the amounts to be paid out as redemptions (but not as distributions or expense payments which will be allocated pro rata among the Trading Advisors) among the Trading Advisors in such manner as the Trading Manager may deem appropriate. The Fund acknowledges that the manner in which the Trading Manager allocates such redemptions will affect the incentive fees payable by the Fund. The Fund also acknowledges that, irrespective of any redemptions, the Trading Manager may allocate assets away from any one or more Trading Advisors to the management of other Trading Advisors and that such allocations and reallocations may affect the incentive fees payable by the Fund.

     When Fund assets are allocated to an additional or replacement Trading Advisor, any loss carryforwards applicable to the trading of the Trading Advisor from which assets are allocated will be proportionally reduced and any accrued incentive fees proportionately paid, and the additional or replacement Trading Advisor will calculate trading profit for purposes of determining its incentive fee from the date on which it begins managing assets for the Fund, irrespective of prior losses.

     (c) Payment of Fees. All fees shall be paid within ten (10) business days after the end of each period for which they are payable.

     The Trading Manager is herewith expressly authorized to deduct any amounts due to Broker or its affiliates or a Trading Advisor directly from the Fund.

     (d) Interest Income. All interest income actually earned on the Fund's assets will be paid to it.

     10.  Net Asset Value.

     The Fund's Net Asset Value shall be determined in accordance with the Trading Manager's standard practice. The Trading Manager may determine, in its good faith judgment, not to value contracts which could not be liquidated or whose value is uncertain on the date of determination. In addition, the Trading Manager may, in its good faith judgment, establish reserves for accrued or contingent liabilities.

     The Trading Manager makes no representation concerning the accuracy of the information furnished to the Trading Manager by persons other than the Trading Manager's affiliates concerning the value of the Fund's outstanding positions. The Trading Manager assumes no responsibility or liability concerning the valuation of the assets of the Fund held at brokers or dealers other than the Trading Manager's affiliates, other than to make such valuations in good faith.

     The Trading Manager shall monitor the Net Asset Value of the Fund on a daily basis based on the information reasonably available to the Trading Manager.

     The Trading Manager makes no guarantee as to the maximum loss which the Fund may incur.

     11.  Multi-Advisor Strategy.

     The Trading Manager acknowledges and agrees that it intends for the Fund's assets to be managed pursuant to a multi-advisor strategy. Accordingly, the Trading Manager undertakes that there shall at all times be three or more Trading Advisors managing assets for the Fund.

     12.  Reports.

     The Trading Manager will use best efforts to ensure that the information furnished in the reports given to the Fund is accurate in all material respects, but shall not be responsible for the accuracy of any such information unless an inaccuracy arises through action or inaction by the Trading Manager which would subject the Trading Manager to liability pursuant to the terms of the Fund's Limited Partnership Agreement.

     The Trading Manager will make its senior officers available to discuss the Fund's performance at such time or times as the Fund may reasonably request.

     13.  Conflicts of Interest.

     The Fund hereby acknowledges and consents to the following potential and actual conflicts of interest relating to the services to be performed for the Fund hereunder.

     (a) Different clients of the Trading Manager pay different prices for the Trading Manager's services.

     (b) The Trading Manager is involved in selecting Trading Advisors for a large number of different funds, including funds in which officers of the Trading Manager and its affiliates have a personal investment. Consequently, the Trading Manager may have a conflict of interest in recommending the Trading Advisors for the Fund.

     (c) The Trading Manager is also general partner of the Fund, and this Agreement has not been negotiated at arm's-length.

     The Fund hereby agrees to and acknowledges the foregoing conflicts of interest; and the Fund hereby gives informed consent to each of such conflicts.

     14.  Term.


     This Agreement shall expire as of January 1, 1997.

     15.  Termination.

     Either the Fund or the Trading Manager may, in its discretion, terminate this Agreement upon thirty (30) calendar days' notice to the other party.

     16.  Representations and Warranties of the Trading Manager.

     The Trading Manager represents and warrants to the Fund, as follows:

     (a) The Trading Manager is a corporation duly organized and validly existing under the laws of the State of Delaware, and is qualified to do business and in good standing in the State of Illinois, the only other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Trading Manager. The Trading Manager has full corporate power and authority to conduct its business and perform its obligations under this Agreement.

     (b) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Manager and is a valid and binding agreement of the Trading Manager enforceable in accordance with its terms.

     (c) The execution and delivery of this Agreement, the incurrence of the obligations set forth in this Agreement and the consummation of the transactions contemplated herein will not violate, or constitute a breach of, or default under, the Certificate of Incorporation or By-Laws of the Trading Manager or of any order, rule, law or regulation binding on the Trading Manager of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over the Trading Manager or any agreement or instrument binding upon the Trading Manager.

     (d) The Trading Manager has all federal and state governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with federal and state governmental and regulatory agencies required to conduct its business and to perform its obligations under this Agreement.

     17.  Indemnification.

     The Fund shall, under this Agreement, indemnify, defend and hold harmless the Trading Manager, its respective affiliates and its directors, shareholders, employees, officers, agents and controlling persons to the same extent as the Fund agrees to indemnify, defend and hold harmless the Trading Manager, as the general partner of the Fund, under the terms of the Fund's Limited Partnership Agreement.

     The Trading Manager agrees to indemnify, defend and hold harmless the Fund from and against all losses suffered by any of them relating to this Agreement and the transactions contemplated hereby, arising out of (i) any representation or warranty of the Trading Manager made herein being untrue or (ii)the action or inaction of the Trading Manager constituting negligence, bad faith, misconduct or a material breach of this Agreement.

     The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

     18.  "Commodity Interests" Defined.

     The Trading Manager has been authorized hereby (among other things) to manage the Fund's trading in "commodity interests." The Fund agrees and acknowledges that this term is intended to be broadly construed so as to give the Trading Manager maximum flexibility in selecting Trading Advisors and strategies. "Commodity interests" shall include, without limitation, futures contracts, forward contracts, options on futures and forward contracts, "hybrid" instruments, swaps, exchange-for-physical transactions, arbitrage strategies, spot and cash market trading and over-the-counter transactions in all manner of commodities, currencies, and interest-rate instruments. A Trading Advisor may take delivery of commodities under commodity interest contracts held for the Fund, in the Trading Advisor's sole discretion.

     19.  Amendment.

     This Agreement may not be amended except by the written consent of both of the parties hereto.

     20.  Notices.

     All notices required or permitted to be delivered pursuant to this Agreement shall be in writing (including telegraphic communication) or by telephone confirmed in writing, all such writings to be delivered personally or sent by courier service or by registered or certified mail, postage prepaid and return receipt requested, as follows:

     if to the Fund to:

           THE FUTURE FUND L.P.
           c/o Heinold Asset Management, Inc.
           440 S. LaSalle Street, 20th Floor
           Chicago, Illinois 60605
           Attention:  Mr. Daniel E. Ragen

     if to the Trading Manager to:

           HEINOLD ASSET MANAGEMENT, INC.
           440 S. LaSalle Street, 20th Floor
           Chicago, Illinois  60605
           Attention:  Mr. Daniel E. Ragen

     21.  No Assignment.

     No party hereto may assign any of its rights hereunder without the prior written consent of each other party. This Agreement shall not be construed to confer any benefit on any person other than the parties hereto and their respective successors and assigns.

     22.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of laws. The parties hereto consent to the jurisdiction of the Federal courts of the Northern District of Illinois in respect of all matters arising hereunder.

     23.  Entire Agreement; Counterparts.

     This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof except as otherwise set forth herein. This Agreement may be executed in one or more counterparts each of which shall, however, together constitute one and the same document.

     24.  No Waiver.

     No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

     25.  Arbitration.

     The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the National Futures Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state his reasons for his award; and provided, further, that disputes relating to forward contracts shall also be arbitrable irrespective of whether the National Futures Association rules then provide for the arbitration of forward contract disputes. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

     26.  Survival.

     Section 17 shall survive the termination or expiration of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


                                    THE FUTURE FUND L.P.

                                    By: Heinold Asset Management, Inc.
                                              General Partner


                                    By:/s/ Daniel E. Ragen
                                       -------------------
                                       Daniel E. Ragen
                                       President


                                    HEINOLD ASSET MANAGEMENT, INC.

                                    By: /s/ Daniel E. Ragen
                                        -------------------
                                       Daniel E. Ragen
                                       President

                           TRADING MANAGER AGREEMENT


                                 BY AND BETWEEN


                              THE FUTURE FUND L.P.


                                      AND


                         HEINOLD ASSET MANAGEMENT, INC.



                    dated as of the 1st day of January, 1996

                           TRADING MANAGER AGREEMENT

                                 by and between

                              THE FUTURE FUND L.P.

                                      and

                         HEINOLD ASSET MANAGEMENT, INC.


                               TABLE OF CONTENTS


                                                                                                 PAGE
                                                                                                 ----
1.       Duties and Status of the Trading Manager . . . . . . . . . . . . . . . . . . . . .             1

2.       Standard of Liability; Trading Manager's
           Limited Responsibility Regarding
           Trading Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2

3.       Status of the Trading Manager, the Fund
           and the Trading Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . . .             3

4.       Custody of the Fund's Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .             3

5.       Clearing of Futures Trades   . . . . . . . . . . . . . . . . . . . . . . . . . . .             3

6.       Placement of Forward Trades  . . . . . . . . . . . . . . . . . . . . . . . . . . .             3

7.       Contracts with the Trading Advisors  . . . . . . . . . . . . . . . . . . . . . . .             3

8.       Contracts with Commodity Brokers and
           Forward Dealers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4

9.       Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4

         (a)     Management Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4

         (b)     Incentive Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4

         (c)     Payment of Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5


         (d)     Interest Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5

10.      Net Asset Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5

11.      Multi-Advisor Strategy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5

12.      Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5

13.      Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6

14.      Term     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6

15.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6

16.      Representations and Warranties of the Trading
           Manager  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6

17.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             7

18.      "Commodity Interests" Defined  . . . . . . . . . . . . . . . . . . . . . . . . . .             8

19.      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             8

20.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             8

21.      No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             8

22.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             9

23.      Entire Agreement; Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . .             9

24.      No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             9

25.      Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             9

26.      Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             9

Exhibit A
        Form of Management Contract

EXHIBIT A
                                    FORM OF
                              MANAGEMENT CONTRACT

     THIS MANAGEMENT CONTRACT ("Agreement"), is made and entered into effective as of ____________, 1995, by and between Heinold Asset Management, Inc. (the "Trading Manager" or "General Partner"), The Future Fund, an Illinois limited partnership (the "Partnership"), and ________________________ (the "Trading Advisor").

                              W I T N E S S E T H:

     WHEREAS, pursuant to a Trading Manager Agreement (the "Trading Manager Agreement"), the Trading Manager, which is also the General Partner of the Partnership, has agreed with the Partnership to act as the trading manager for the Partnership, selecting advisors to direct its trading;

     WHEREAS, under the Trading Manager Agreement the Partnership has authorized the Trading Manager to allocate a portion of the Partnership's assets to the Trading Advisor to provide commodity interest advisory services to the Fund;

     WHEREAS, the Trading Advisor has agreed with the Trading Manager to act as a Trading Advisor for the Partnership;

     WHEREAS, the purpose and business of the Partnership is to seek capital appreciation by trading speculatively in futures contracts, commodities and commodity options and forward contracts, and any other items which are currently, or may later become, the subject of futures, forward or options trading, and other related investments (sometimes hereinafter referred to as "Contracts") on United States and non-United States exchanges and markets; and

     WHEREAS, the Partnership has heretofore offered units of limited partnership interest in the Partnership for sale to investors; and

     WHEREAS, the Trading Advisor is engaged in the business of making trading decisions on behalf of itself and others regarding the purchase and sale of Contracts; and

     NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the parties hereto do agree as follows:

     1.     DUTIES OF THE TRADING ADVISOR.

     (a) The Trading Manager hereby appoints the Trading Advisor, and the Trading Advisor hereby accepts appointment, as a trading advisor of the Partnership in connection with the trading activities of the Partnership.

     (b) Upon the Trading Advisor's commencing of trading operations for the Partnership and for the period and on the terms and conditions set forth in this Agreement, the Trading Advisor shall have sole authority and responsibility, as the Partnership's agent and attorney-in-fact, for trading the assets of the Partnership allocated to it (the "Allocated Assets") in Contracts and in accordance with the Trading Advisor's ________________ System ("Trading Approach"; which term, for purposes of this Agreement, shall include trading approaches, systems, instructions, methods, models, strategies, methodologies and formulas) as described in the Trading Advisor's Disclosure Document dated ________________________ (the "Disclosure Document") relating to the appointment of the Trading Advisor as a commodity trading advisor of the Partnership, subject to the trading policies of the Partnership furnished to the Trading Advisor in writing ("Trading Policies"). The parties hereto acknowledge that the Trading Advisor will trade Contracts for the Partnership independently of any other trading advisor retained by the Partnership. For purposes of this Agreement, the term "Contracts" shall not include securities and options thereon.

     (c) The Trading Advisor agrees to describe to the Trading Manager its practices with respect to the leverage used by the Trading Advisor in managing the Partnership's account relative to other accounts managed by the Trading Advisor using the Trading Approach to enable the Trading Manager to determine whether the "trading level" at which the Trading Advisor is currently managing the Partnership's account is the level currently designated by the Trading Manager.

     (d) The Trading Manager and the Partnership acknowledge receipt of the Trading Advisor's Disclosure Document. The Trading Advisor shall promptly furnish the Partnership with a copy of each amended, supplemented or updated Disclosure Document of the Trading Advisor filed with the Commodity Futures Trading Commission (the "CFTC") and the National Futures Association ("NFA") upon acceptance thereof by the CFTC. Prior to the commencement of trading on behalf of the Partnership, the Partnership shall deliver to the Trading Advisor, and renew when necessary, a Commodity Trading Authorization, in the form attached hereto as Exhibit 1, appointing the Trading Advisor as the Partnership's agent and attorney-in-fact for such purpose. All trades for the account of the Partnership shall be made through such banks, brokers and dealers as the General Partner shall direct, and the Trading Advisor shall have no authority or responsibility for selecting any such banks, brokers or dealers in connection with the execution of transactions for the Partnership or for the negotiation of commission rates charged therefor; provided, however, that the General Partner shall notify the Trading Advisor of any applicable changes in the commission rates charged by the Partnership's banks, brokers and dealers with respect to transactions entered into with respect to the Allocated Assets.

     (e) In the event the Trading Advisor and its principals [as that term is defined in Regulation Section 4.10(e) promulgated by the CFTC under the Commodity Exchange Act, as amended (the "Act")], shareholders, partners, employees and affiliates or any person who controls the foregoing (collectively, "Principals and Affiliates"), wish to use trading programs, systems or strategies other than or in addition to the Trading Approach in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Trading Advisor gives the General Partner 15 days' prior written notice of its intention to utilize such different trading programs, systems or strategies and the General Partner consents thereto in writing. Non-material changes in the Trading Approach may be instituted without prior written approval.

     (f) The Trading Advisor agrees to make all material disclosures to the Partnership regarding itself and its Principals and Affiliates, their trading performance and general trading methods, their accounts (but not the identities of customers) and otherwise as are required in the reasonable judgment of the General Partner or the Partnership to be made in any filings required by any governmental body or by any applicable law, regulation, rule or order. Nothing contained in this Agreement shall be construed or deemed to require the Trading Advisor to disclose the confidential or proprietary details of its trading strategies.

     (g) The Trading Advisor understands and agrees that the General Partner intends to designate other trading advisors and to apportion from time to time to such other trading advisors the management of such portion of the Partnership's assets as the General Partner shall determine in its absolute discretion. The designation of other trading advisors and apportionment and reapportionment of a portion of the Partnership's assets to such trading advisors shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereto.

     (h) The General Partner shall have the right to make additions to, or withdrawals from, the Allocated Assets (including any "notional" funds comprising part of the

Allocated Assets) at any time. The General Partner shall, however, use its best efforts to make such additions or withdrawals at month-end. The General Partner agrees that the Trading Advisor may refuse any additional allocation of funds for any reason. The General Partner, in its sole discretion, may at any time remove all assets from the management of the Trading Advisor and may require the Trading Advisor to liquidate existing positions.

     (i) Upon receipt of instructions from the General Partner, the Trading Advisor shall immediately cease its trading activities with respect to the Allocated Assets, close out all existing positions in an orderly manner and not initiate any new positions unless otherwise instructed by the General Partner or the Partnership.

     (j) The Trading Advisor shall review on a daily basis the positions held by the Allocated Assets and shall immediately notify the General Partner of any errors committed by the Trading Advisor or of any trade not executed in accordance with the Trading Advisor's instructions.

     2.   OTHER ACCOUNTS AND ACTIVITIES OF THE TRADING ADVISOR.

     (a) The services provided by the Trading Advisor hereunder are not to be deemed exclusive. Subject to the terms of this Agreement, the Trading Advisor and its Principals and Affiliates shall be free to trade for their own accounts and to advise other persons and manage other accounts during the term of this Agreement and to use the same or different degrees of leverage, information, computer programs and trading strategies or formulas which they obtain, produce or utilize in the performance of services for the Partnership. However, the Trading Advisor represents, warrants and agrees that the rendering of such consulting, advisory and management services to others will not require any material change in the Trading Approach and will not materially adversely affect the capacity of the Trading Advisor to continue to render services to the Partnership of the quality and nature contemplated by this Agreement.

     (b) If, at any time during the term of this Agreement, the Trading Advisor is required to aggregate the Partnership's Contract positions with the positions of any other person or entity for purposes of applying CFTC- or exchange-imposed position limits, the Trading Advisor agrees that it will promptly notify the General Partner if the Partnership's positions are included in an aggregate amount which equals or exceeds ninety percent (90%) of the applicable limit. The Trading Advisor agrees that, if its trading recommendations are altered because of the application of any position limit, it will not modify the trading instructions with respect to the Partnership's account in such manner as to affect the Partnership substantially disproportionately as compared with the Trading Advisor's other accounts. The Trading Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership's account given the potential size of the Partnership's account and the Trading Advisor's and its Principals' and Affiliates' current accounts and all proposed accounts for which they have contracted to act as trading advisor. The Trading Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading strategies or systems for the Partnership that are inferior to trading strategies or systems employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account, it being acknowledged, however, that different trading strategies, methods or degrees of leverage may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts which commence trading at different times, accounts which have different portfolios or different fiscal years and accounts with other differences, and that such differences may cause divergent trading results.

     (c) The Partnership and the General Partner acknowledge and agree that the Trading Advisor and/or its Principals and Affiliates presently act and that they may continue to act as advisors for other accounts managed by them and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership. The Trading Advisor agrees that in the management of such other accounts by it and its Principals and Affiliates, it will act in good faith to seek to achieve an equitable treatment of all accounts under management including the Partnership's account with respect to, among other things, priorities of order entry and position limits.

     (d) The Trading Advisor agrees that it shall make such information available to the General Partner respecting the performance of the Partnership's account as compared to the performance of all other accounts managed by the Trading Advisor and its Principals and Affiliates as shall be reasonably requested by the General Partner or the Partnership. The Trading Advisor shall not be required to disclose the identity of its clients.

     3. ALLOCATION OF ASSETS TO THE TRADING ADVISOR. The Trading Advisor's Allocated Assets initially shall be a total of approximately $_________ of which $__ is notional funding.

     4.     FEES.

     (a) Commencing with the commencement of trading by the Trading Advisor for the Partnership, the Trading Manager agrees to pay to the Trading Advisor as follows:

     (i) Management Fee. A monthly management fee equal to ________% of the Net Asset Value of the Allocated Assets as of the close of business on the last business day of each calendar month (an approximate __% annual rate).

     (ii) For purposes of calculating the management fee, Net Asset Value of the Allocated Assets shall be determined before reduction for the management fees or incentive fees, if any, accrued or payable with respect to the Allocated Assets as of such month-end, and before giving effect to any distributions and redemptions paid or payable at such month-end. In the event that (A) the Trading Advisor commences trading as of any day other than the first day of a calendar month, (B) this Agreement is terminated as of any date other than the last day of a calendar month, or (C) the Partnership reallocates assets to or from the Trading Advisor as of any day other than the first or last day of any calendar month, the amount of the management fee shall be prorated on the basis of the number of business days during such month that the Allocated Assets (as adjusted in the case of reallocation of assets) were traded by the Trading Advisor as compared to the total number of business days in such calendar month. To the extent that the Partnership instructs the Trading Advisor to trade the Allocated Assets at a "nominal account size" in excess of the actual assets comprising Allocated Assets, the Trading Advisor's management fee shall be calculated based upon the "nominal account size" of the Allocated Assets.

     (iii) Incentive Fee. A quarterly incentive fee equal to __% of any New Trading Profits (as defined below) achieved during each fiscal quarter. New Trading Profits during a quarter shall mean the sum of (A) the net of any profits and losses realized on trades closed out during the period, plus or minus (B) the change in the net of any unrealized profits and losses on trades which remained open as of the end of the period (net of accrued brokerage commissions and other allocated expenses) from the net of any unrealized profits and losses on trades initiated by the Trading Advisor which remained open as of the end of the immediately preceding period (net of accrued brokerage commissions and other allocated expenses), (C) any Trading Advisor management fees paid or accrued through the end of the period, and (D) the Trading Advisor's carryforward loss (as hereinafter defined) from the immediately preceding period. If the sum of subparagraphs (A) through (D) for any period is negative, such amount shall be the Trading Advisor's carryforward loss for the next period. For purposes of calculating incentive fees, interest income earned on the Allocated Assets will be disregarded. In the event of a withdrawal from the Allocated Assets at a time when the Trading Advisor has a carryforward loss in effect, the amount thereof shall be reduced by an amount determined by multiplying the carryforward loss by a fraction, the numerator of which shall be the amount of the withdrawal and the denominator of which shall be the Net Asset Value of the Allocated Assets immediately prior to giving effect to the withdrawal. In the event that an addition is made to the Allocated Assets subsequent to a reduction in the Trading Advisor's carryforward loss by reason of a withdrawal, the Trading Advisor's carryforward loss shall be increased by or created in an amount (up to the aggregate amount of prior carryforward loss reductions) determined by multiplying the aggregate amount of prior carryforward loss reductions by a fraction, the numerator of which shall be the amount of the addition and the denominator of which shall be the sum of the previous withdrawals which resulted in carryforward loss reductions. The incentive fee charged to the Partnership with respect to the Allocated Assets will be dependent upon the performance of the Trading Advisor and will not be affected by the performance of any other trading advisor appointed by the Partnership or the Partnership as a whole. The initial incentive period shall commence on the date the Trading Advisor commences trading activity for the Partnership and shall end at the immediate following quarter-end (even though such period may not be a full quarter). Subsequent incentive periods shall commence on the first day of the next succeeding fiscal quarter and end on the last day of such fiscal quarter. In the event this Agreement is terminated as of any date which is not the end of an incentive period, an incentive fee will be paid by the Partnership, if earned, with respect to the Allocated Assets as though such termination date were the last day of the incentive period.

     (b) Payment of Fees. The management fees and incentive fees due to the Trading Advisor shall be paid by the Trading Manager within thirty (30) days of the end of the calendar period to which they relate. The Trading Manager expressly agrees that any such fees due the Trading Advisor shall survive the termination or other expiration of this Agreement.

     5. TRADING ADVISOR INDEPENDENT. The Trading Advisor shall for all purposes herein be deemed to be an independent contractor to the Partnership and the General Partner and shall, except as otherwise expressly provided herein, have no authority to act for or represent the Partnership or the General Partner in any way or otherwise be deemed a sponsor of the Partnership or an agent, joint venturer or partner of the Partnership, the General Partner or of any other trading advisor retained by the Partnership.

     6.     BROKER.

     (a) The Trading Advisor agrees to enter all Contract orders through E.D. & F. Man International Inc. ("Man"), or such other brokers and forward contract dealers as may be designated, from time to time, in writing by the Partnership. The Partnership must consent in writing to the use of other floor brokers who will give up such trades to Man in accordance with exchange rules and the give-up procedures established by the Partnership from time to time. The Trading Advisor shall be responsible for any errors committed by any executing broker who gives-up to Man on behalf of the Partnership. In placing trades for the Partnership's account, the Trading Advisor agrees that it shall use its standard procedures for allocating orders among the Trading Advisor's various accounts and not knowingly favor any other such account over the Partnership's account.

     (b) All forward contract and other trades for the Partnership will be executed through the forward trading and other facilities of such affiliates of Man or other entities as the Partnership may designate from time to time.

     7.     STANDARD OF LIABILITY; INDEMNIFICATIONS.

     (a) Standard of Liability. Neither the Trading Advisor nor any of its Principals and Affiliates shall be liable to the Partnership, the General Partner or any of their respective successors or assigns under this Agreement except by reason of (i) acts or omissions to act which constitute bad faith, negligence or misconduct or (ii) a breach of any of the representations, warranties, covenants or agreements of the Trading Advisor set forth in this Agreement.

     (b) Indemnity. (i) The Partnership agrees to indemnify and hold harmless the Trading Advisor and each of its Principals and Affiliates from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys' and accountants' fees and disbursements), judgments and amounts paid in settlement (collectively, "Losses") to which an indemnified person may become subject arising out of this Agreement, the transactions contemplated hereby or the fact the Trading Advisor is or was a trading advisor to the Partnership, unless any such Losses arise out of, relate to, or are based upon the Trading Advisor's failure to meet the standard of liability applicable to it under SECTION 7(a).

     (ii) The Trading Advisor agrees to indemnify and hold harmless the Partnership, the General Partner and each of their respective Principals and Affiliates from and against any and all Losses to which they may become subject, if any such Losses arise out of, relate to, or are based upon the Trading Advisor's failure to meet the standard of liability applicable to it under
SECTION 7(a).

     (c) Promptly after receipt by a party to be indemnified under SECTION 7(b), above, of any notice of the commencement of any action or proceeding, such indemnified party shall, if a claim in respect thereof is to be made against the indemnified party under such subsection, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. The requirement that an indemnifying party be given written notice of the commencement of any action shall be deemed to be satisfied if such indemnifying party shall have actual knowledge thereof or shall have been given written notice of the commencement of any action or proceeding within a reasonable time after the commencement thereof. If any such action shall be brought against any indemnified party and the indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof with counsel satisfactory to such indemnified party, and shall have the right to negotiate and consent to a settlement thereof, provided that the indemnified party shall have consented to the settlement. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ counsel to represent it, if, in the indemnified party's reasonable judgment, it is advisable for such party to be represented by separate counsel, in which event the fees and expenses of such separate counsel shall be borne by the indemnified party. No indemnifying party shall be liable for any settlement of any such action effected without its consent, but if any such action or proceeding is settled with the consent of any indemnifying party or if there be a final judgment for the plaintiff in any such action or proceeding (of which an indemnifying party shall have been notified), such indemnifying party shall indemnify and hold harmless each indemnified party from and against any Losses incurred or suffered by reason of such settlement or judgment.

     (d) Any indemnification required by this SECTION 7, unless ordered or expressly permitted by a court, shall be made by the indemnifying party only upon a determination by independent legal counsel in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this SECTION 7.

     (e) The provisions of this SECTION 7 shall survive the termination or other expiration of this Agreement.

     8. THE TRADING ADVISOR'S REPRESENTATIONS AND WARRANTIES. The Trading Advisor represents and warrants to the Partnership and the General Partner as follows:

     (a) The Trading Advisor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to enter into and perform its obligations under this Agreement and to conduct its business as described in this Agreement and the Disclosure Notice, and the Trading Advisor is qualified to conduct its business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and failure to so qualify would have a materially adverse effect on its ability to comply with, or perform its obligations under, this Agreement, it being understood that any decision as to the jurisdiction or jurisdictions in which the Trading Advisor shall conduct its business is within the sole discretion of the Trading Advisor.

     (b) This Agreement has been duly and validly authorized, executed and delivered by the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

     (c) The execution and delivery of this Agreement and the performance of the obligations and the consummation of the transactions contemplated in this Agreement and in the Disclosure Notice will not conflict with, violate, breach or constitute a default under, any term or provision of the Trading Advisor's certificate of incorporation, by-laws, or other charter documents, or any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Trading Advisor or any of its Principals and Affiliates is a party or by which any of them are bound, or to which any of the property (including, but not limited to, its Trading Approach) or assets of the Trading Advisor or its Principals and Affiliates are subject, or any order, rule, law, statute, regulation, or other legal requirement applicable to the Trading Advisor or any of its Principals or to the property or assets of the Trading Advisor or its Principals and Affiliates of any court or any governmental or administrative body or agency or panel or any regulatory or self-regulatory organization or exchange having jurisdiction over the Trading Advisor or any of its Principals and Affiliates.

     (d) The Trading Advisor is registered as a commodity trading advisor under the Act, its Principals are identified on the Trading Advisor's most recent CFTC Form 7-R filed with the NFA pursuant to the Act, and it is a member of the NFA in such capacity and such registration and membership has not expired or been revoked, lapsed, suspended, terminated, or not renewed or limited or qualified in any respect.

     (e)    The Trading Advisor is not bankrupt or insolvent.

     (f) The Disclosure Document is complete and accurate in all material respects, does not contain any misstatement of any material fact, does not omit to state any material fact necessary to be stated therein in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and complies in all material respects with the applicable requirements of the Act and the rules promulgated thereunder and may be relied upon by the Partnership and the General Partner in preparing the Disclosure Notice and allocating assets of the Partnership to the Trading Advisor and there has not been, since the date of the Disclosure Document's issuance, any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor or any of its Principals and Affiliates, whether or not arising in the ordinary course of business, or relating to the historical performance and operations of the Trading Advisor.

     (g) The Trading Advisor and each Principal has complied and will continue to comply with all orders, rules, laws, statutes, regulations or other legal requirements applicable to the Trading Advisor or any of its Principals and Affiliates or to their respective businesses, properties, or assets, including the Act and the rules promulgated by the CFTC and the NFA, the violation of which would materially and adversely affect its or their ability to comply with, and perform its or their obligations under this Agreement, and there are no actions, suits, proceedings, or notices of investigations or investigations pending or threatened against the Trading Advisor, or any of its Principals or Affiliates, by the NFA, the CFTC or any governmental, regulatory or self-regulatory agency regarding noncompliance by the Trading Advisor or any of its Principals or Affiliates with any law, statute, rule or regulation, or at law or in equity or before or by any court, any federal, state, municipal or other governmental department commission, board, bureau, agency, or instrumentality, or by any regulatory or self-regulatory organization, or exchange, in which an adverse decision would materially and adversely affect its or their ability to comply with or to perform its or their obligations under this Agreement or that would be required to be disclosed in the Disclosure Notice, which is not so disclosed, would result in a material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.

     (h) The Trading Advisor and each Principal has all governmental, regulatory, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with all governmental, regulatory and self-regulatory agencies required to conduct their respective businesses and to act as described in the Disclosure Notice and to perform its or their respective obligations under this Agreement.

     (i) With respect to information contained in the Disclosure Notice relating to the Trading Advisor, including, without limitation, the tables and notes thereto, the Disclosure Notice does not contain any untrue statement of material fact or omit to state therein a material fact required to be stated therein or necessary to be stated therein in order to prevent the statements made therein, in light of the circumstances under which they are made, from being misleading.

     (j) In the placement of orders and the allocation of executed trades for the Partnership and for the accounts of any other client, the Trading Advisor shall utilize a fair and reasonable order entry system and trade allocation system, which shall be no less favorable to the Partnership than to any other account managed by the Trading Advisor.

     (k) The Trading Advisor shall promptly notify the other parties hereto of the commencement of any suit, action or proceeding involving it or its Principals and Affiliates, whether or not any such suit, action or proceeding also involves any of the other parties hereto.

          The foregoing representations and warranties shall be continuing during the term of this Agreement and any renewal hereof and if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete, the Trading Advisor shall promptly notify the Partnership and the General Partner of the occurrence of such event.

     9. THE PARTNERSHIP'S REPRESENTATIONS AND WARRANTIES. The Partnership represents and warrants to the Trading Advisor as follows:

     (a) The Partnership is duly organized, validly existing and in good standing as a limited partnership under the laws of Illinois. The Partnership has full power and authority to perform its obligations under this Agreement and to conduct its business and to act as described in the Disclosure Notice.

     (b) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Partnership and is a valid and binding agreement of it enforceable in accordance with its terms.

     (c) The Partnership has complied and will continue to comply with all orders, rules, laws, statutes, regulations or other legal requirements applicable to it, to its business, properties, and assets, including the Act and the rules promulgated by the CFTC and the NFA, the violation of which would materially and adversely affect its ability to comply with, and perform its obligations under this Agreement, and there are no actions, suits, proceedings, or notices of investigations or investigations pending or threatened against it, by the NFA, the CFTC or any governmental, regulatory or self-regulatory agency regarding noncompliance by it with any law, statute, rule or regulation, or at law or in equity or before or by any court, any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, or by any regulatory or self-regulatory organization, or exchange, in which an adverse decision would materially and adversely affect its ability to comply with or to perform its obligations under this Agreement or that would be required to be disclosed in the Disclosure Notice, which is not so disclosed, or would result in a material adverse change in the condition, financial or otherwise, business or prospects of the Partnership.

     (d) The Partnership has all federal and state governmental, regulatory, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with all federal and state governmental and regulatory and self-regulatory agencies required to conduct its business and to act as described in the Disclosure Notice and to perform its obligations under this Agreement.

     (e) Except with respect to information contained in the Disclosure Notice relating to the Trading Advisor or any other advisor, the Disclosure Notice does not contain any untrue statement of material fact or omit to state therein a material fact required to be stated therein or necessary to be stated therein in order to prevent the statements made therein, in light of the circumstances under which they are made, from being misleading.

     (f) The General Partner is registered as a commodity pool operator under the Act and is a member of the NFA in such capacity and such registration and membership has not expired or been revoked, lapsed, suspended, terminated, or not renewed or limited or qualified in any respect.

     (g) The General Partner has all federal and state governmental, regulatory, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with all federal and state governmental and regulatory and self-regulatory agencies required to conduct its business and to act as described in the Disclosure Notice and to perform its obligations under this Agreement.

          The foregoing representations and warranties shall be continuing during the term of this Agreement and any renewal hereof and if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete, the General Partner will promptly notify the Trading Advisor thereof.

     10.  TERM AND TERMINATION.

     (a) Unless terminated earlier as provided below, the term of this Agreement shall be until the end of the twelfth full calendar month after the Trading Advisor commences trading activity and is automatically renewable thereafter for successive one-year periods unless (i) the Partnership terminates this Agreement during the initial one-year term thereof by giving thirty days' prior written notice to the Trading Advisor, or (ii) either the Trading Advisor or the Partnership terminates the Agreement at the end of the initial one-year term or at any time thereafter by giving thirty days' prior written notice to such other party.

     (b) Notwithstanding the foregoing, this Agreement may be terminated by the Partnership immediately upon written notice to the Trading Advisor if (i) the Trading Advisor, if other than a natural person, merges, consolidates with or sells a substantial portion of its assets to any individual or entity, or there is a material adverse change relating to the Trading Advisor or a material adverse change in control, organizational structure, financial condition, regulatory compliance or personnel of the Trading Advisor, (ii) any of the Trading Advisor's registrations under the Act or otherwise are suspended, terminated, lapsed or not renewed, (iii) the Trading Advisor's membership in the NFA or other self-regulatory organization is suspended, terminated, lapsed or not renewed, (iv) the Trading Advisor otherwise becomes unable to serve as a trading advisor to the full extent contemplated by this Agreement, (v) the Trading Advisor breaches any of its representations, warranties, covenants or agreements contained in this Agreement, or (vi) the General Partner determines doing so is in the best `interests of the Partnership.

     9. NOTICES. Except as otherwise provided herein, all notices, demands or requests required to be made or delivered under this Agreement shall be effective only if in writing and delivered personally or by facsimile or mail, postage prepaid (airmail if the addressee is in another country), to the respective addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given.

     If to the Partnership or the Trading Manager to:

           Heinold Asset Management,  Inc.
           One Financial Place
           440 South LaSalle Street, 20th Floor
           Chicago, Illinois 60605
           Attn:   Daniel E. Ragen, President
           Fax No.:   312-902-6697

     If to the Trading Advisor to:

           ---------------------------------
           ---------------------------------
           ---------------------------------
           ----------------------------------

     12. ASSIGNMENT. No party hereto may transfer, sell, encumber, appoint agents or assign any of its rights or obligations hereunder in whole or in part without the express written consent of each of the other parties hereto.

     13. AMENDMENT; MODIFICATION. This Agreement may not be amended or modified, nor any of the provisions hereof waived, except by the written consent of all of the parties hereto.

     14. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject hereof and supersedes all prior agreements written or oral, and no other agreement, verbal or otherwise, shall be binding as between the parties hereto unless in writing and signed by the party against whom enforcement is sought.

     15. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. No other person other than the persons indemnified under SECTION 7 hereof for matters relating to that Section shall have any right or obligation under this Agreement.

     16. HEADINGS. Headings to sections herein are for the convenience of the parties only, and are not intended to be a part of or to affect the meanings or interpretation of this Agreement.

     17. GOVERNING LAW: CONSENT TO JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without giving effect to principles of conflicts of laws.

     18.   ARBITRATION.     The parties agree that all controversies which may
arise in connection with any transaction contemplated by this Agreement or the construction, performance or breach of this Agreement shall be determined by arbitration, to be held in the City of Chicago, State of Illinois unless otherwise agreed to by the parties hereto, and in accordance with the rules then obtaining of the NFA, or if no such rules are then in effect or if jurisdiction is declined, then the rules then obtaining of the American Arbitration Association; provided, however, that (a) the arbitrator(s) shall be knowledgeable in industry standards and practices and the matters giving rise to the dispute, (b) the arbitrator(s) shall not have the power and authority to award punitive damages, (c) the authority of the arbitrator(s) shall be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein, and (d) the arbitrator(s) shall state the reasons for their award and their legal and factual conclusions underlying the award in a written opinion. The award of the arbitrator(s), or a majority of them, shall be final, and judgment upon the award may be confirmed and entered in any court, state or federal, having jurisdiction.

     19. CONSENT TO JURISDICTION. Each party hereto expressly and irrevocably agrees (a) that it waives any objection, and specifically consents, to venue in the United States federal or state courts located in the City of Chicago, State of Illinois, United States of America, so that any action at law or in equity may be brought and maintained in any such court, and (b) that service of process in any such action may be effected against such party by certified or registered mail or in any other manner permitted by applicable United States Federal Rules of Civil Procedure or Rules of the Courts of the State of Illinois. In addition, each party hereto expressly and irrevocably waives, in respect of any action brought in any United States federal or state court located in the City of Chicago, State of Illinois or any resulting judgment, any objection, and hereby specifically consents, to the jurisdiction of any such court, and agrees not to seek to change the situs of such action or to assert that any other court in any other jurisdiction is a more suitable forum for the hearing and adjudication of any claim or dispute raised in such action.

     20. SURVIVAL. The indemnity provisions of this Agreement shall survive the termination or expiration of this Agreement with respect to any matter existing prior to such termination; the payment obligations under this Agreement shall continue until satisfied; and the other provisions of the Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

     21. WAIVER OF BREACH. The waiver by a party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party.

The failure of a party to insist upon strict adherence to any provision of this Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon a strict adherence.

     22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.


THE FUTURE FUND

By: Heinold Asset Management, Inc.,
    General Partner

By: ___________________________
    Daniel E. Ragen
    President

HEINOLD ASSET MANAGEMENT, INC.


By: ____________________________
    Daniel E. Ragen
    President

______________________________


By: ____________________________

                                   EXHIBIT 1





                            __________________, 1995

____________________
____________________
____________________
____________________


     Re:  Commodity Trading Authorization

Gentlemen:

     The Future Fund, an Illinois limited partnership (the "Partnership"), does hereby make, constitute, and appoint you as its Attorney-in-Fact to purchase and sell futures contracts, commodities and commodity options and forward contracts, and any other items which are currently, or may later become, the subject of futures, forward or options trading, and other related investments on domestic and international exchanges, through Geldermann, Inc., or such other brokers and forward contract dealers as may be designated, from time to time, in writing by the Partnership, as brokers, in accordance with the Management Contract between us dated ________, 1995.


                                        Very truly yours,

                                        THE FUTURE FUND

                                        By: Heinold Asset Management, Inc.,
                                            General Partner

                                        By:  ______________________________
                                             Daniel E. Ragen
                                             President

                           ACKNOWLEDGEMENT OF RECEIPT
                             OF DISCLOSURE DOCUMENT




         The undersigned hereby acknowledges receipt of ___________________________'s Disclosure Document dated __________________,
1995.



                                        The Futures Fund
                                        By:     Heinold Asset Management, Inc.



                                        By:     _____________________________
                                                  Daniel E. Ragen
                                                  President



                                     -2-